Exhibit 10.1

November 3, 2009	Gordon A. Ulsh
President and
Chief Executive Officer

Exide Technologies
Corporate Headquarters
13000 Deerfield Parkway, Bldg. 200
Alpharetta, GA 30004
Board of Directors of Exide Technologies	678-556-9000 tel
13000 Deerfield Parkway	678-566-9171 fax
Building 200	www.exide.com
Alpharetta, Georgia 30004

Gentlemen:

As you know, under the terms of my Amended and Restated Employment Agreement (“Employment Agreement”), dated January 31, 2008, I am employed as the Company’s Chief Executive Officer and President.  In connection with the Company’s succession planning activities, I believe it is appropriate that Edward J. O’Leary, currently Executive Vice President and Chief Operating Officer, assume the role and responsibilities of President of Exide Technologies, effective November 3, 2009. I propose the following amendments to my Employment Agreement:

•
Section 1 shall be amended as follows:  “Employment.  Effective November 3, 2009, the Company shall employ Executive as Chief Executive Officer (the “CEO”) of the Company, and Executive hereby accepts such employment, on the terms and conditions herein set forth.”

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Section 3 shall be amended as follows: “Position and Duties.  Effective November 3, 2009, and during the remainder of the Employment Period, Executive shall serve as CEO and shall report to the Board of Directors of the Company (the “Board”).  Executive shall have those powers and duties normally associated with the position of CEO of entities comparable to the Company and such other powers and duties as may be prescribed by the Board; provided that, such other powers and duties are consistent with Executive’s position as CEO and do not violate any applicable laws or regulations.  Executive shall devote all of his working time, attention and energies to the performance of his duties for the Company; provided, however, that Executive may, if he so desires, serve as a Director of two additional companies, but only to the extent that such service does not materially interfere with his duties hereunder.  During the Employment Period the Board shall nominate Executive for election to the Board by the Company’s shareholders.  The failure of Executive to be elected as a member of the Board shall be a breach of this Agreement and shall give Executive Good Reason (as defined below) to terminate his employment hereunder. Nomination to serve as a Director subsequent to the conclusion of the Employment Period shall be at the discretion of the Board or any Committee thereof.

•	The appointment of Edward J. O’Leary as President shall not constitute Good Cause, as such term is defined under Section 6(d)(ii)..

Defined terms are used as defined in the Employment Agreement unless otherwise defined in this letter.  If this amendment to the Employment Agreement is acceptable to the Board of Directors, please sign and date below.

/s/ Gordon A. Ulsh
Gordon A. Ulsh

/s/ John P. Reilly
John P. Reilly
Chairman

Date: _________, 2009